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                                                                      EXHIBIT 99

                                                                 [WILLIAMS LOGO]
NEWSRELEASE


NYSE: WMB                                               Leading Energy SOLUTIONS

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
DATE:       Jan. 6, 2003

CONTACT:    Kelly Swan                       Travis Campbell                  Richard George
            Williams (media relations)       Williams (investor relations)    Williams (investor relations)
            (918) 573-6932                   (918) 573-2944                   (918) 573-3679
            kelly.swan@williams.com          travis.campbell@williams.com     richard.george@williams.com
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                     WILLIAMS BOARD DECREASED TO 12 MEMBERS

         TULSA, Okla. - Williams (NYSE:WMB) announced today that its board of directors has decreased from 13 members to 12 following the resignation of Ira
D. Hall on Dec. 31.

         Hall, 58, cited a new job as the reason for his decision. He has been selected to become president and chief executive officer of Utendahl Capital Management, L.P., a fixed income investment management firm.

         "I have been very pleased to work with a group of outstanding directors and key executives at Williams," Hall said.

         Hall joined the Williams board in November 2001. During his one-year tenure, he served on the audit, compensation and finance committees. He is a former treasurer of Texaco, Inc.

         "We sincerely appreciate Ira's service and decisiveness. It was a pleasure getting to know him," said Steve Malcolm, Williams' chairman, president and chief executive officer.

         Only one Williams board member--Malcolm--is currently affiliated with the company. The remaining 11 members are independent directors.

ABOUT WILLIAMS (NYSE: WMB)

Williams moves, manages and markets a variety of energy products, including natural gas, liquid hydrocarbons, petroleum and electricity. Based in Tulsa, Okla., Williams' operations span the energy value chain from wellhead to burner tip. Company information is available at www.williams.com.

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Portions of this document may constitute "forward-looking statements" as defined by federal law. Although the company believes any such statements are based on reasonable assumptions, there is no assurance that actual outcomes will not be materially different. Any such statements are made in reliance on the "safe harbor" protections provided under the Private Securities Reform Act of 1995. Additional information about issues that could lead to material changes in performance is contained in the company's annual reports filed with the Securities and Exchange Commission.